EXHIBIT 99.1

Press Release

For Immediate Release

Contact: Bruce Walsh, Senior Vice-President and Chief Financial Officer

(401) 847-5500

Newport Bancorp, Inc. Reports Results for First Quarter of 2012

Newport, Rhode Island, April 20, 2012. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank”), today announced first quarter earnings for 2012. For the quarter ended March 31, 2012, the Company reported net income of $402,000, or $0.12 per share (basic and diluted), compared to net income of $301,000, or $0.09 per share (basic and diluted), for the quarter ended March 31, 2011.

During the first three months of 2012, the Company’s assets increased by $13.6 million, to $467.5 million. The increase in assets was concentrated in cash and cash equivalents, which increased by $8.6 million, or 27.8%, and net loans, which increased by $5.1 million, or 1.4%. The increase in cash and cash equivalents was due to the $8.3 million increase in deposits and the $5.0 million increase in long-term borrowings, partially offset by the loan growth. The loan portfolio increase was attributable to increases in one-to-four family residential mortgages (an increase of $6.7 million, or 3.3%), multi-family mortgages (an increase of $1.8 million, or 9.7%) and commercial loans (an increase of $374,000, or 33.5%), offset by decreases in home equity loans and lines (a decrease of $852,000, or 4.4%), commercial mortgages (a decrease of $1.3 million, or 1.3%) and construction loans (a decrease of $1.7 million, or 34.6%).

Deposit balances increased by $8.3 million, or 3.1%. The increase in deposits occurred in NOW/Demand accounts (an increase of $7.3 million, or 6.5%), savings accounts (an increase of $1.7 million, or 5.2%). These increases were partially offset by decreases in money market accounts (a decrease of $270,000, or 0.6%) and time deposit accounts (a decrease of $392,000, or 0.6%).

Total stockholders’ equity at March 31, 2012 was $52.2 million compared to $51.7 million at December 31, 2011. The increase in stockholders’ equity was primarily attributable to net income and stock-based compensation credits.

Net interest income decreased to $3.6 million for the quarter ended March 31, 2012 from $3.8 million for the quarter ended March 31, 2011, a decrease of $234,000, or 6.2%. The decrease in net interest income was primarily due to a decrease in the interest earned on loans and securities, partially offset by a decrease in the expense from deposits and borrowings. The average balance of interest-earning assets for the first three months of 2012 decreased by $7.3 million, compared to the first three months of 2011, and the average yield on interest-earning assets decreased by 32 basis points to 5.00% from 5.32%. The average balance of interest-bearing deposits increased, but the average cost of interest-bearing deposits decreased by 31 basis points, resulting in a $176,000 decrease in interest expense on such deposits. The average cost of interest-bearing liabilities decreased to 1.61% for the quarter ended March 31, 2012 from 1.81% for the quarter ended March 31, 2011. The Company’s first quarter 2012 interest rate spread decreased to 3.39% from 3.51% for the first quarter of 2011, a decrease of 12 basis points.

Non-performing assets totaled $3.5 million, or 0.76% of total assets, at March 31, 2012, compared to $2.7 million, or 0.61% of total assets, at December 31, 2011. Non-performing assets at March 31, 2012 consisted of three one-to-four family residential real estate mortgage loans totaling $1.1 million, three multi-family real estate mortgage loans totaling $1.4 million, one $228,000 commercial mortgage, two home equity loans and lines of credit totaling $182,000, and $587,000 of foreclosed real estate. Net charge-offs were $312,000 and $261,000 for the quarters ended March 31, 2012 and 2011, respectively. The loan loss provision for the three months ended March 31, 2012 was $281,000, compared to $315,000 for the three months ended March 31, 2011. Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision for the first quarter of 2012 decreased compared to the provision for the first quarter of 2011, due to a decrease in the loan portfolio, partially offset by an increase in problem loans and charge-offs.

Non-interest income for the first quarter of 2012 totaled $543,000, a decrease of $11,000, or 2.0%, compared to the first quarter of 2011. The decrease in non-interest income between the two periods is primarily due to a $6,000 decrease in fees earned on checking accounts and decreases in bank-owned life insurance income and miscellaneous income.

Total non-interest expense decreased to $3.2 million for the quarter ended March 31, 2012 from $3.6 million for the quarter ended March 31, 2011, a decrease of $358,000, or 10.0%. The decrease between periods is attributable to an overall decrease in salaries and employee benefits, occupancy and equipment expense, marketing costs, FDIC insurance expense and other general and administrative costs, offset by increases in data processing fees and professional services. The decrease in salaries and benefits is primarily due to a reduction in the stock-based compensation expense associated with option grants and restricted stock awards. The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in the 2011 period compared to the 2012 period. The decrease in occupancy and equipment expense is due to a milder winter during the first three months of 2012 compared to the same period in 2011, which resulted in a decrease of operating costs associated with the maintenance of the Bank’s branches. The decrease in marketing costs is a result of a continued effort by management to reduce advertising and marketing expenses. The decrease in FDIC insurance was a result of the FDIC rulemaking that changed its assessment system for deposit insurance coverage from one based on domestic deposits to one based on consolidated total assets less tangible equity and revised the assessment rate schedule. The new rules, effective for the quarter ended June 30, 2011, resulted in a lower expense in deposit insurance coverage in the first quarter of 2012 compared to the first quarter of 2011. The decrease in other general and administrative expenses is primarily due to a decrease in foreclosed real estate expenses due to the reduction in volume of foreclosed real estate assets.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2012	December 31, 2011
	(Unaudited) (Dollars in thousands, except per share data)

Cash and due from banks	$21,058	$19,739
Short-term investments	18,646	11,335
Cash and cash equivalents	39,704	31,074

Securities held to maturity, at amortized cost	36,860	36,220
Federal Home Loan Bank stock, at cost	5,588	5,730
Loans	357,222	352,201
Allowance for loan losses	(3,679)	(3,709)
Loans, net	353,543	348,492
Premises and equipment	14,507	14,706
Accrued interest receivable	1,241	1,268
Net deferred tax asset	2,809	2,809
Bank-owned life insurance	11,187	11,088
Foreclosed real estate	587	839
Prepaid FDIC insurance	665	734
Other assets	844	949
Total assets	$467,535	$453,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$273,080	$264,769
Long-term borrowings	138,724	133,696
Accrued expenses and other liabilities	3,536	3,790
Total liabilities	415,340	402,255

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,333	50,282
Retained earnings	20,684	20,282
Unearned compensation (266,281 and 272,786 shares at
March 31, 2012 and December 31, 2011, respectively)	(2,322)	(2,413)
Treasury stock, at cost (1,372,143 shares and 1,371,943 shares)
at March 31, 2012 and December 31, 2011, respectively)	(16,549)	(16,546)
Total stockholders’ equity	52,195	51,654
Total liabilities and stockholders’ equity	$467,535	$453,909

NEWPORT BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2012	2011
	(Unaudited) (Dollars in thousands, except share data)
Interest and dividend income:
Loans	$4,559	$4,852
Securities	433	572
Other interest-earning assets	18	7
Total interest and dividend income	5,010	5,431
Interest expense:
Deposits	318	494
Short-term borrowings	—	3
Long-term borrowings	1,131	1,139
Total interest expense	1,449	1,636

Net interest income	3,561	3,795
Provision for loan losses	281	315

Net interest income, after provision for loan losses	3,280	3,480

Non-interest income:
Customer service fees	437	443
Bank-owned life insurance	99	102
Miscellaneous	7	9
Total non-interest income	543	554
Non-interest expenses:
Salaries and employee benefits	1,774	1,951
Occupancy and equipment	528	575
Data processing	402	395
Professional fees	153	134
Marketing	147	194
FDIC insurance	76	128
Other general and administrative	154	215
Total non-interest expenses	3,234	3,592

Income before income taxes	589	442

Provision for income taxes	187	141
Net income	$402	$301

Weighted-average shares outstanding:
Basic	3,313,081	3,308,619
Diluted	3,328,762	3,321,534

Earnings per share:
Basic	$.12	$.09
Diluted	$.12	$.09